Exhibit 99.1

Noble Corporation plc Devonshire House 1 Mayfair Place London W1J 8AJ England

PRESS RELEASE

NOBLE CORPORATION PLC REPORTS SECOND QUARTER 2015 RESULTS

DEMONSTRATING SOLID FLEET PERFORMANCE AND COST MANAGEMENT

London, July 29, 2015 – Noble Corporation plc (NYSE:NE) today reported second quarter 2015 net income attributable to Noble Corporation of $159 million, or $0.64 per diluted share. The results compared to net income attributable to Noble Corporation in the first quarter of 2015 of $178 million, or $0.72 per diluted share. For the second quarter of 2014, net income from continuing operations attributable to Noble Corporation was $140 million, or $0.54 per diluted share. Revenues for the second quarter of 2015 totaled $794 million compared to revenues of $804 million in both the first quarter of 2015 and second quarter of 2014.

David W. Williams, Chairman, President and Chief Executive Officer of Noble Corporation plc, stated, “Through the first half of 2015, Noble has successfully combined a considerable backlog and strong contract coverage with excellent fleet performance and successful cost management initiatives to deliver solid financial results, in spite of the challenges presented by current market conditions. During the second quarter, we again demonstrated strong and reliable operational execution with fleet downtime at just over 4 percent, which was better than guided levels. Operating costs continued a favorable trend in the quarter, declining approximately 1 percent from the first quarter. Our successful cost management efforts through the first half of 2015 have led us once again to lower full year contract drilling costs to an estimated range of $1.27 to $1.32 billion.”

Contract drilling services revenues in the second quarter of 2015 totaled $771 million compared to revenues of $779 million in the prior quarter, with a majority of the modest decline attributable to the completion of a contract in early-February 2015 on the semisubmersible Noble Jim Thompson, along with lower mobilization revenues in the quarter. As previously disclosed, following the completion of the contract on the Noble Jim Thompson, the rig was retired. The slight decline in revenue in the second quarter was partially offset by one additional calendar day in the quarter. Fleet utilization in the second quarter was 83 percent compared to 86 percent in the prior quarter, primarily reflecting a decline in the Company’s jackup fleet utilization. Average daily revenues in the second quarter remained stable at

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$340,200, compared to $340,000 in the first quarter. Contract drilling services operating costs continued a favorable trend, declining to $319 million in the second quarter from $322 million in the prior quarter. The decline was driven largely by cost control initiatives which include reductions in labor and idle rig costs, as well as lower insurance costs. These cost reductions were partially offset by a minor increase in repair and maintenance costs. With the continued decline in contract drilling operating costs, the contract drilling services margin in the second quarter of 2015 held steady with the prior quarter margin at 59 percent.

Net cash from operating activities totaled $399 million in the second quarter of 2015 and $768 million for the six months ended June 30, 2015, while capital expenditures in the second quarter were $81 million and totaled $170 million through June 30, 2015. The Company has reduced its expected 2015 capital expenditures by $60 million, to $525 million following further cost management initiatives and revised timing for certain expenditures pertaining to major projects.

Total debt at June 30, 2015 was $4.8 billion, essentially flat with the $4.9 billion in debt reported at March 31, 2015. Debt to total capital was unchanged at 40 percent at June 30, 2015. Senior Notes totaling $350 million will mature on August 1, 2015, and the Company anticipates using predominately cash on hand to repay the outstanding balance. Liquidity, defined as cash, cash equivalents and availability under revolving credit facilities, was $2.9 billion at the end of the second quarter, up from $2.7 billion at March 31, 2015.

Operating Highlights

The Company’s floating rig fleet, comprised of nine drillships and eight semisubmersibles, recorded utilization of 82 percent in the second quarter of 2015, decreasing modestly from 83 percent in the prior quarter. While the Company’s nine drillships remained fully utilized in the quarter, utilization of the semisubmersible fleet was 63 percent, with the Noble Homer Ferrington stacked, the Noble Max Smith idle and the Noble Paul Romano in a shipyard completing final preparations for a one-year primary-term contract expected to commence in September 2015 at a dayrate of $300,000. The average daily revenues on the floating fleet were $471,800 in the second quarter, up from $467,100 in the prior quarter. During the second quarter, the Company secured an estimated 60-day contract for the semisubmersible Noble Danny Adkins. The rig remains contracted in the U.S. Gulf of Mexico into late-August 2015.

Utilization of the Company’s jackup rig fleet, comprised of 15 units including one unit under construction, was 84 percent in the second quarter of 2015 compared to 92 percent in the prior quarter. The decline was primarily driven by the April 2015 activation of the newbuild Noble Tom Prosser, which increased the number of jackups in service to 13. The rig’s initial contract, covering a primary term of 18 months at a dayrate of $203,000, is expected to commence during the third quarter of 2015. Average daily revenues in the second quarter were $171,500 compared to $172,700 in the prior quarter. In addition to the Noble Tom Prosser, the Noble Mick O’Brien was idle during the second quarter awaiting commencement of its previously disclosed contract covering an estimated 400 days at a dayrate of $150,000. The contract is expected to commence in the second quarter of 2016. Also, the newbuild Noble Sam Hartley is expected to complete enhancements to its technical specifications late in the third quarter of 2015, increasing Noble’s number of jackups in service to 14. The Company remains reasonably confident regarding contract opportunities for the rig. Finally, following the close of the second quarter, the Company was awarded a one well contract for the Noble Regina Allen at a dayrate of $155,000 for additional work in the North Sea. The rig should remain under contract into early September 2015.

At June 30, 2015, Noble’s total contract backlog was $8.7 billion compared to $9.4 billion at March 31, 2015. For the remainder of 2015, 79 percent of the Company’s available rig operating days were committed to contracts, including 78 percent of floating rig days and 80 percent of jackup rig days. For 2016, an estimated 63 percent of available rig operating days are committed to contracts, consisting of 58 percent and 68 percent of floating and jackup rig days, respectively.

Outlook

In closing, Williams stated, “During the first half of 2015, we have made significant progress toward achieving several important priorities for the Company including enhancing fleet reliability and uptime performance, further reducing operating costs and securing additional committed time on our rigs, all of which contributed to margin preservation and a steady cash position. These priorities remain central to our strategy for managing through the current cycle.”

Market conditions will remain strained for now, but our premium fleet mix, solid contract cover, excellent operations execution and reduced capital needs leave the Company well-placed, with the flexibility to improve our competitive position as we move closer to the inevitable cyclical recovery.”

About Noble Corporation

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 32 offshore drilling units, consisting of 17 semisubmersibles and drillships and 15 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at Devonshire House, 1 Mayfair Place, London, W1J 8AJ England. Additional information on Noble is available at www.noblecorp.com.

Forward-looking Disclosure Statement

Statements regarding contract backlog, future earnings, costs, expense management, revenue, rig demand, fleet condition, operational or financial performance, shareholder value, timing of delivery of newbuilds, shipyard projects, contract commitments, dayrates, contract commencements, contract extensions, renewals or renegotiations, letters of intent or award, industry fundamentals, customer relationships and requirements, strategic initiatives, future performance, growth opportunities, market outlook, capital allocation strategies, competitive position, capital expenditures, financial flexibility, debt levels, debt repayment, share repurchases, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, delays in the construction of newbuilds, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, market conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Conference Call

Noble also has scheduled a conference call and webcast related to its second quarter 2015 results on Thursday, July 30, 2015, at 8:00 a.m. U.S. Central Daylight Time. Interested parties are invited to listen to the call by dialing 1-866-461-7129, or internationally 1-706-679-3084, using access code: 61268886, or by asking for the Noble Corporation conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Web site.

A replay of the conference call will be available on Thursday, July 30, 2015, beginning at 11:00 a.m. U.S. Central Daylight Time, through Friday, August 28, 2015, ending at 11:00 p.m. U.S. Central Daylight Time. The phone number for the conference call replay is 1-855-859-2056 or, for calls from outside of the U.S., 1-404-537-3406, using access code: 61268886. The replay will also be available on the Company’s Web site following the end of the live call.

For additional information, contact:

For Investors:	Jeffrey L. Chastain,
Vice President – Investor Relations and Corporate Communications,
Noble Drilling Services Inc., 281-276-6383

For Media:	John S. Breed,
Director of Investor Relations and Corporate Communications,
Noble Drilling Services Inc., 281-276-6729

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Operating revenues
Contract drilling services	$771,307	$779,368	$1,550,668	$1,550,005
Reimbursables	22,248	24,413	47,229	48,963

	793,555	803,781	1,597,897	1,598,968

Operating costs and expenses
Contract drilling services	319,207	370,902	640,957	723,782
Reimbursables	17,652	17,732	37,809	39,236
Depreciation and amortization	159,123	152,862	313,261	299,060
General and administrative	22,424	27,080	46,362	52,717

	518,406	568,576	1,038,389	1,114,795

Operating income	275,149	235,205	559,508	484,173

Other income (expense)
Interest expense, net of amount capitalized	(57,465)	(36,351)	(106,509)	(76,743)
Interest income and other, net	(431)	(1,361)	6,151	(2,629)

Income before income taxes	217,253	197,493	459,150	404,801
Income tax provision	(39,405)	(34,265)	(82,852)	(69,843)

Net income from continuing operations	177,848	163,228	376,298	334,958
Net income from discontinued operations, net of tax	—	94,234	—	195,746

Net income	177,848	257,462	376,298	530,704
Net income attributable to noncontrolling interests	(18,817)	(22,903)	(38,864)	(39,819)

Net income attributable to Noble Corporation plc	$159,031	$234,559	$337,434	$490,885

Net income attributable to Noble Corporation plc
Income from continuing operations	$159,031	$140,325	$337,434	$295,139
Income from discontinued operations	—	94,234	—	195,746

Net income attributable to Noble Corporation plc	$159,031	$234,559	$337,434	$490,885

Per share data:
Basic
Income from continuing operations	$0.64	$0.54	$1.36	$1.14
Income from discontinued operations	—	0.37	—	0.76

Net income attributable to Noble Corporation plc	$0.64	$0.91	$1.36	$1.90

Diluted
Income from continuing operations	$0.64	$0.54	$1.36	$1.14
Income from discontinued operations	—	0.37	—	0.76

Net income attributable to Noble Corporation plc	$0.64	$0.91	$1.36	$1.90

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2015	December 31, 2014
ASSETS
Current assets
Cash and cash equivalents	$247,683	$68,510
Accounts receivable	540,423	569,096
Prepaid expenses and other current assets	222,198	290,956

Total current assets	1,010,304	928,562

Property and equipment, at cost	14,610,963	14,442,922
Accumulated depreciation	(2,640,518)	(2,330,413)

Property and equipment, net	11,970,445	12,112,509

Other assets	223,967	245,751

Total assets	$13,204,716	$13,286,822

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt (1)	$250,000	$—
Accounts payable	220,475	265,389
Accrued payroll and related costs	81,804	102,520
Other current liabilities	301,615	300,765

Total current liabilities	853,894	668,674

Long-term debt (1)	4,588,541	4,869,020
Deferred income taxes	104,402	120,589
Other liabilities	310,481	341,505

Total liabilities	5,857,318	5,999,788

Commitments and contingencies

Equity
Total shareholders’ equity	6,630,714	6,564,730
Noncontrolling interests	716,684	722,304

Total equity	7,347,398	7,287,034

Total liabilities and equity	$13,204,716	$13,286,822

(1)	Current maturities of long-term debt include amounts related to our 2015 Senior Notes, due in August, that are expected to be paid from cash on hand based on projections as of July 29, 2015. Balances in current maturities of long-term debt may be adjusted in the quarterly report on Form 10-Q to reflect actual amounts paid at maturity.

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities
Net income	$376,298	$530,704
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	313,261	500,299
Other changes in operating activities	78,319	820

Net cash from operating activities	767,878	1,031,823

Cash flows from investing activities
New construction	(23,360)	(836,251)
Other capital expenditures	(135,294)	(352,744)
Capitalized interest	(11,629)	(27,409)
Other investing activities	(38,408)	(11,813)

Net cash from investing activities	(208,691)	(1,228,217)

Cash flows from financing activities
Net change in borrowings outstanding on bank credit facilities	(1,123,495)	707,472
Dividend payments	(185,669)	(193,740)
Issuance of senior notes	1,092,728	—
Debt issuance costs on senior notes and credit facilities	(16,070)	(386)
Repayment of long-term debt	—	(250,000)
Repurchases of shares	(100,630)	—
Other financing activities	(46,878)	(40,873)

Net cash from financing activities	(380,014)	222,473

Net change in cash and cash equivalents	179,173	26,079
Cash and cash equivalents, beginning of period	68,510	114,458

Cash and cash equivalents, end of period	$247,683	$140,537

NOBLE CORPORATION PLC AND SUBSIDIARIES

FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT

(In thousands, except operating statistics)

(Unaudited)

	Three Months Ended June 30,						Three Months Ended March 31,
	2015			2014			2015
	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total
Operating revenues
Contract drilling services	$771,307	$—	$771,307	$779,368	$—	$779,368	$779,361	$—	$779,361
Reimbursables	22,248	—	22,248	22,243	2,170	24,413	24,981	—	24,981

	$793,555	$—	$793,555	$801,611	$2,170	$803,781	$804,342	$—	$804,342

Operating costs and expenses
Contract drilling services	$319,207	$—	$319,207	$370,902	$—	$370,902	$321,750	$—	$321,750
Reimbursables	17,652	—	17,652	17,097	635	17,732	20,157	—	20,157
Depreciation and amortization	153,579	5,544	159,123	148,324	4,538	152,862	148,208	5,930	154,138
General and administrative	22,424	—	22,424	26,845	235	27,080	23,938	—	23,938

	$512,862	$5,544	$518,406	$563,168	$5,408	$568,576	$514,053	$5,930	$519,983

Operating income	$280,693	$(5,544)	$275,149	$238,443	$(3,238)	$235,205	$290,289	$(5,930)	$284,359

Operating statistics
Jackups:
Average Rig Utilization	84%			87%			92%
Operating Days	993			870			990
Average Dayrate	$171,482			$178,259			$172,700

Semisubmersibles:
Average Rig Utilization	63%			74%			65%
Operating Days	455			742			493
Average Dayrate	$403,319			$424,199			$392,777

Drillships:
Average Rig Utilization	100%			100%			100%
Operating Days	819			637			810
Average Dayrate	$509,783			$485,686			$512,259

Total:
Average Rig Utilization	83%			85%			86%
Operating Days	2,267			2,249			2,293
Average Dayrate	$340,217			$346,494			$339,961

NOBLE CORPORATION PLC AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED NET INCOME PER SHARE

(In thousands, except per share amounts)

(Unaudited)

The following table sets forth the computation of basic and diluted net income per share:

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Numerator:
Basic
Income from continuing operations	$159,031	$140,325	$337,434	$295,139
Earnings allocated to unvested share-based payment awards	(3,555)	(2,257)	(7,489)	(4,767)

Income from continuing operations to common shareholders	$155,476	$138,068	$329,945	$290,372

Income from discontinued operations	$—	$94,234	$—	$195,746
Earnings allocated to unvested share-based payment awards	—	(1,519)	—	(3,281)

Income from discontinued operations, net of tax to common shareholders	$—	$92,715	$—	$192,465

Net income attributable to Noble Corporation plc	$159,031	$234,559	$337,434	$490,885
Earnings allocated to unvested share-based payment awards	(3,555)	(3,776)	(7,489)	(8,048)

Net income attributable to Noble Corporation plc to common shareholders	$155,476	$230,783	$329,945	$482,837

Diluted
Income from continuing operations	$159,031	$140,325	$337,434	$295,139
Earnings allocated to unvested share-based payment awards	(3,555)	(2,256)	(7,489)	(4,766)

Income from continuing operations to common shareholders	$155,476	$138,069	$329,945	$290,373

Income from discontinued operations	$—	$94,234	$—	$195,746
Earnings allocated to unvested share-based payment awards	—	(1,518)	—	(3,280)

Income from discontinued operations, net of tax to common shareholders	$—	$92,716	$—	$192,466

Net income attributable to Noble Corporation plc	$159,031	$234,559	$337,434	$490,885
Earnings allocated to unvested share-based payment awards	(3,555)	(3,774)	(7,489)	(8,046)

Net income attributable to Noble Corporation plc to common shareholders	$155,476	$230,785	$329,945	$482,839

Denominator:
Weighted average shares outstanding - basic	241,966	254,238	242,324	254,090
Incremental shares issuable from assumed exercise of stock options	—	97	—	116

Weighted average shares outstanding - diluted	241,966	254,335	242,324	254,206

Weighted average unvested share-based payment awards	5,533	4,156	5,500	4,172

Earnings per share
Basic
Continuing operations	$0.64	$0.54	$1.36	$1.14
Discontinued operations	—	0.37	—	0.76

Net income attributable to Noble Corporation plc	$0.64	$0.91	$1.36	$1.90

Diluted
Continuing operations	$0.64	$0.54	$1.36	$1.14
Discontinued operations	—	0.37	—	0.76

Net income attributable to Noble Corporation plc	$0.64	$0.91	$1.36	$1.90